UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 04, 2025

Alpha Teknova, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40538	94-3368109
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2451 Bert Drive
Hollister, California		95023
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 831 637-1100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TKNO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2025, Alpha Teknova, Inc. (the “Company”) entered into the Second Amended and Restated Credit and Security Agreement (Term Loan) as borrower, with MidCap Financial Trust (“MidCap”), as agent and lender, and the additional lenders from time to time party thereto (the “Second Amended and Restated Term Loan Credit Agreement”) and the Second Amended and Restated Credit and Security Agreement (Revolving Loan) as borrower, with MidCap as agent and lender, and the additional lenders from time to time party thereto (the “Second Amended and Restated Revolving Loan Credit Agreement”, together with the Second Amended and Restated Term Loan Credit Agreement, the “Second Amended and Restated Credit Agreement”).

The Second Amended and Restated Credit Agreement provides for a $28.245 million credit facility consisting of a $23.245 million senior secured term loan (“Amended Term Loan”) and a $5.0 million working capital facility (“Amended Revolver”). The Amended Term Loan consists of the $12.135 million balance outstanding under the previous term loan, plus an additional $1.110 million related to the exit fee that would otherwise have been due upon closing of the Second and Amended Restated Term Loan Credit Agreement, as well as an additional tranche of $10.0 million that may become available for use in an acquisition, with MidCap’s consent. The Amended Term Loan also provides for up to $1.1 million of permitted debt to allow for financing of insurance policies, as well as up to $3.0 million for equipment financing. The maximum loan amount under the Amended Revolver is $5.0 million, with borrowings limited in accordance with a borrowing base calculation, based solely on eligible accounts receivable.

The interest on the Amended Term Loan is based on the forward-looking one-month term Secured Overnight Financing Rate adjusted upward by 0.10% (Term SOFR), plus an applicable margin of 6.45%, subject to a Term SOFR floor of 3.75%. If any advance under the Amended Term Loan is prepaid at any time, a prepayment fee is charged based on the amount being prepaid and an applicable percentage amount, such as 4%, 3%, or 1%, based on the date the prepayment is made. Interest on an outstanding balance under the Amended Revolver is payable monthly in arrears at an annual rate of Term SOFR plus an applicable margin of 4.00%, subject to a Term SOFR floor of 3.75%.

The Second Amended and Restated Credit Agreement includes minimum net revenue requirements that are measured on a trailing twelve-month basis and a minimum cash requirement throughout the term of the Second Amended and Restated Credit Agreement. For example, the Company’s minimum net revenue requirement for the twelve months ending December 31, 2025, is $39.0 million. The minimum cash requirement is $8.0 million, which includes cash and cash equivalents as well as short-term investments in U.S. Treasuries, under the terms of the Second Amended and Restated Credit Agreement.

The maturity date of the Second Amended and Restated Credit Agreement is March 1, 2030, with principal repayments beginning on April 1, 2028. On the date of termination of the Amended Term Loan or the date on which the obligations under the Amended Term Loan become due and payable in full, the Company will pay an exit fee in an amount equal to 5.0% of the total aggregate principal amount of term loans made pursuant to the Second Amended and Restated Term Loan Credit Agreement as of such date.

This summary of the Second Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Term Loan and Amended Revolver, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

On March 4, 2025, the Company issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2024 (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 2.02, including the Press Release, is intended to be furnished under Item 2.02 and Item 9.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.		Description
10.1	*

Second Amended and Restated Credit and Security Agreement (Term Loan), dated as of March 3, 2025, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto.

10.2	*

Second Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of March 3, 2025, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto.

99.1		Press Release issued by Alpha Teknova, Inc., dated March 4, 2025.
104		Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA TEKNOVA, INC.

Date:	March 4, 2025	By:	/s/ Stephen Gunstream
Stephen Gunstream President and Chief Executive Officer